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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" Amendment No. 1 to Registration Statement Form S-4 No. 333-56327 and related Prospectus pertaining to the exchange offering of $175,000,000 principal amount of 8 7/8% Senior Subordinated Notes Due May 15, 2008 of Granite Broadcasting Corporation and the incorporation by reference of our report dated February 6, 1998, with respect to the consolidated financial statements and schedule of Granite Broadcasting Corporation for each of the three years in the period ended December 31, 1997; and the inclusion of our report dated December 19, 1997, with respect to the financial statements of KOFY-TV (A Division of Pacific FM, Incorporated) for each of the two years in the period ended June 30, 1997.




New York, New York
July 1, 1998